Exhibit 99.2

Advisor (IPT sellers) letter

Subject: Industrial Property Trust Final Liquidating Distribution

We are pleased to inform you that Industrial Property Trust (IPT) has completed the sale of its remaining investments to Black Creek Industrial REIT IV Inc. and expects to make a final liquidating distribution to shareholders by the end of next week. As the last step in the full cycle of the portfolio, this will mark the end of the IPT program.

In connection with the sale, IPT expects to make a final liquidating distribution to shareholders of approximately $1.18 per share. This will result in total liquidating distributions, all paid in 2020, of approximately $13.72 per share (before any reduction for applicable distribution fees). The exact amount and timing of the liquidating distribution remains subject to the approval of IPT’s board of trustees.

Due to the affiliated nature of this transaction, please know that each of IPT and BCI IV created a special committee comprised entirely of independent directors, whose members did not overlap. These special committees were responsible for the oversight, evaluation and negotiation of the proposed transaction, including the price, between the two parties. The special committees each engaged their own outside legal counsel and their own independent financial advisors that delivered fairness opinions.

IPT’s NAV was reported in January at $1.25 per share, reflecting the estimated values of its assets and liabilities as they existed (following the sale of its wholly owned portfolio to Prologis and) prior to the onset of the COVID-19 pandemic. While not immune from the economic effects of COVID-19 including potentially longer lease-up and stabilization time frames, thankfully the industrial property sector has remained relatively resilient through the past several months, particularly for the types of high-quality assets owned and under development by the BTC Partnerships in which IPT owned an interest.

The $1.18 per share liquidating distribution amount results primarily from the final sale price for the BTC Partnership Interests of $301 million, which amount as noted above was determined to be fair by the special committee of the Company’s trustees and their independent financial advisor based on current market conditions.

In addition, IPT expects to wind-up its operations and terminate its existence by filing articles of dissolution in the State of Maryland. As a result, investors would no longer hold shares in IPT and the Company would cease all operations. As applicable, final tax documents for the tax year 2020 will be sent to shareholders on or around January 31, 2021.

To help you facilitate client communications, we have an interactive online calculator that you can access here. This online calculator will provide estimates for returns and overall performance that you can customize with client information and will be updated to include cost basis estimates by the end of the quarter. In addition, we have included a link to a shareholder letter below if you would like to use this to discuss the event with your clients.

Next Steps:

The final liquidating distribution payment, which as noted above is expected to be equal to approximately $1.18 per share, will be sent in accordance with the instructions on file. If you have automatic sweeping of distributions from your brokerage/custodial account to an investor’s personal bank account, it is possible the final distribution will also sweep in the same manner. Please consult your home office or custodian to update, if applicable.

You can review the detailed 8-K filing here (insert link) and stockholder letter here (insert link).

As always, we are very grateful that you entrusted your clients’ assets with us; we hope you and your clients are happy with the final results of the IPT program and we hope to work with you again in the future.

For questions or more information please contact your Black Creek Capital Markets team at 866.324.7348.